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                                                                  EXHIBIT 10.164

                              EMPLOYMENT AGREEMENT

                This Employment Agreement(hereinafter referred to as the
"Agreement") is made and entered into as of the 7th day of August         , 2001
by and between Doug Carty, an individual (hereinafter referred to as "Employee"), and Atlas Air, Inc., a Delaware corporation (hereinafter referred to as "Atlas").

                WHEREAS, Atlas believes that it is in the best interests of Atlas to retain the services of Employee, and Employee desires an affiliation with Atlas, on the terms and subject to the conditions set forth in this Agreement;

                WHEREAS, Employee warrants that he is entering voluntarily into this Agreement, and that no promises or inducements for this Agreement have been made outside of the terms and conditions referred to herein, and Employee enters into this Agreement without reliance upon any statement or representation by Atlas or any other person, concerning any fact material hereto;

                NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

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                1.      DEFINITIONS

                1.1 "Cause", as used herein, means (i) any act or acts of material dishonesty taken by the Employee, (ii) the failure of Employee to comply with any of Employee's obligations within ten (10) days of written notice from Atlas, (iii) any violations by Employee of Atlas corporate policies as set forth in the Employee Handbook; provided that, if such violation is subject to cure, Employee shall have ten (10) days within which to cure such violations, or
(iv) the conviction of or "no contest" plea by the Employee to any misdemeanor of moral turpitude or any felony.

                1.2 "Employment Period" shall be defined as the period commencing on the date hereof and extending until August 6th______, 2006, subject to earlier termination as set forth in Section 4 below and extension as provided in the next succeeding sentence. On _August 6 th______, 2006 and on each anniversary date thereafter, the Employment Period shall be automatically extended for an additional one year unless Atlas gives notice in writing to the Employee or the Employee gives notice in writing to Atlas at least three months prior to August 6 th______, 2006 or such anniversary, as the case may be, that the Employment Period is not so extended.

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                1.3     "Permanent Disability" as used herein shall be deemed to
have been sustained by Employee if he shall have been continuously disabled from performing the duties assigned to him during the Employment Period for a period of six (6) consecutive calendar months, and such Permanent Disability shall be deemed to have commenced on the day following the end of such six (6) consecutive calendar months.

                1.4 "Confidential or Proprietary" as used herein shall refer to all information relative to the plans, structure and practices, including information relating to its customers, contracts and aircraft of Atlas, Atlas Worldwide Holdings, Inc. ("Holdings") or any affiliate or subsidiary thereof except:

                (a) information that is or becomes a matter of public knowledge through no fault of the Employee; or

                (b) information rightfully received by the Employee from a third party without a duty of confidentiality; or

                (c) information disclosed to Employee with Atlas' prior written approval for public dissemination.

                1.5 "Good Reason", as used herein, means (i) a reduction during the term of this Agreement in Employee's Base Annual Salary, (ii) a substantial reduction in the Employee's title or job responsibilities from the Employee's title or job responsibilities on the date of this Agreement, (iii) any reduction, within twelve (12) months following a Change of Control, in the Employee's title or job responsibilities from the

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Employee's title or job responsibilities on the date of this Agreement or (iv) a requirement by Atlas, within twelve (12) months following a Change of Control, that Employee relocate his principal residence from the Purchase, New York area. For purposes of this Section 1.5, "Change of Control" shall mean the acquisition by any person, entity or "group" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act") (excluding, for this purpose, (x) the Estate of Michael Chowdry, Chowdry Limited
Partnership, Chowdry, Inc., the Chowdry Foundation and Linda H. Chowdry and her family members and (y) any employee benefit plan of Atlas, Holdings or its affiliates) of beneficial ownership, within the meaning of Rule 13(d)(c) promulgated under the Exchange Act, of greater than fifty percent (50%) of the combined voting power of the outstanding voting securities of Atlas or Holdings entitled to vote generally in the election of directors.

2.      EMPLOYMENT AND OBLIGATIONS OF EMPLOYEE

                Atlas and Employee agree to the following rights, obligations and duties with respect to employment:

                2.1 Employment. During the Employment Period, Atlas agrees to employ the Employee as Senior Vice President and

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Chief Financial Officer of Atlas and Employee agrees to serve as Senior Vice
President and Chief Financial Officer of Atlas. The scope of Employee's responsibilities shall be as determined by the Board of Directors of Atlas. If the Board of Directors of Holdings requests Employee to serve as the Senior Vice President and Chief Financial Officer of Holdings, Employee agrees that he shall serve as Senior Vice President and Chief Financial Officer of Holdings, without any additional compensation.

                2.2 Obligations of Employee. During the Employment Period, Employee agrees, except when prevented by illness or Permanent Disability or during a period of vacation, to devote substantially all of his business time and attention to the good faith performance of the duties contemplated hereunder.

                2.3 Principal Residence of Employee. Atlas agrees to reimburse Employee for reasonable and customary moving expenses incurred by Employee in moving from Calgary, Alberta to the Purchase, New York area, subject to the terms and conditions described in the Atlas Executive Relocation Package with Prudential Relocation Services. Moving expenses shall include up to 60 days temporary living expenses while Employee locates a home in the Purchase, New York area and accounting expenses to complete Employee's personal income tax returns during Em-

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ployee's first year. During the Employment Period, Employee shall maintain a residence in the Purchase, New York area.

3.      COMPENSATION

                During the Employment Period, Atlas will pay Employee as follows:

                3.1 Base Annual Salary. Atlas will pay Employee a base annual salary of $240,000 per annum (the "Base Annual Salary"), payable in semi-monthly installments of $10,000 each.

                3.2 Incentive Bonus Payments. Employee will be eligible to receive an incentive bonus payment based on performance for each calendar year during the Employment Period upon approval of the Compensation Committee of the Board of Directors of Holdings (the "Compensation Committee"). Such incentive bonus, if any, is targeted to be an amount not to exceed 75% of Employee's Base Annual Salary and shall be payable no later than December 31 of the succeeding year. In the event of such approval, payment shall be made in cash or restricted stock of Holdings, as determined by the Compensation Committee. Employee agrees to abide by the stock ownership guidelines as approved by Holdings' Board of Directors.

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                3.3     Signing Bonus. Employee shall receive a signing bonus of
$50,000 payable upon Employee's execution of this Agreement and the commencement of his employment with Atlas.

                3.4 Stock Options. (a) Employee shall be entitled to an initial stock option grant (the "Grant") of 75,000 shares of the common stock of Holdings. The stock options shall have an exercise price per share of $14.63 [the last reported sale price of Holdings common stock on the New York Stock Exchange on the trading day immediately preceding the date of this Agreement]. All other terms of the Grant shall be contained in a Stock Option Agreement, in the form annexed hereto, between Holdings and Employee, which shall include a provision that the stock options subject to the Grant shall not vest prior to five (5) years after their date of Grant.

                (b) Employee shall be eligible for the Holdings 1995 Long Term Incentive and Share Award Plan.

                3.5 Mortgage Buy Down Program. Employee shall be eligible for a mortgage buy down program to be administered by one of Atlas' two preferred lending institutions in an amount not to exceed One Hundred Twenty Thousand Dollars (USD $120,000) in mortgage interest payments in aggregate over a period of five (5) years, [which program shall include a gross up for tax purposes of any interest payments made by the Company

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pursuant to such program]. Employee shall make an election upon the commencement of the mortgage buy down program as to the amount he shall draw down in each particular year under the program (each annual draw down amount, a "Mortgage Buy-down Payment"). If Employee fails to notify Employer of his election, he will be deemed to have elected to receive 5 Mortgage Buy-down Payments in equal annual installments of $24,0000 each. In the event Employee's employment terminates for any reason, with or without Cause, Employee shall no longer be eligible to participate in Atlas' mortgage buy down program and shall be eligible to receive Mortgage Buy-down Payments only as provided in Section 4.2(a).

                3.6 Profit Sharing. Beginning at the end of Employee's thirteenth (13th) month of employment hereunder, Employee shall become eligible to participate in Atlas's profit sharing plan which currently guarantees Employee a minimum of ten percent (10%) of his Base Annual Salary in profit sharing benefits through 2003, plus entitles Employee to receive any profit sharing payments which exceed the minimum 10% guarantee.

                3.7 401K Plan. On the first day of the month following ninety (90) days of employment hereunder, Employee shall become eligible to participate in Atlas' 401K Plan which provides for a fifty percent (50%) match by Atlas of Employee's

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contribution, up to a maximum contribution of ten percent (10%) of Employee's
Base Annual Salary (as it may be adjusted), plus profit sharing.

                3.8 Stock Purchase Plan. On the first day of the month following one (1) full year of service, Employee shall become eligible to participate in Holdings' Stock Purchase Plan whereby Employee may purchase the shares of common stock of Holdings at a fifteen percent (15%) discount, up to an aggregate of 15% of Employee's Base Annual Salary.

                3.9 Benefits. Employee and his dependents shall be entitled to participate in the Atlas health insurance plan, and Atlas will pay Employee's monthly premium. Atlas reserves the right to discontinue participation in any health insurance plan at any time with the understanding that Atlas will comply in full measure with all state and federal laws regarding the changes of insurance coverage by private employers and notification under the Consolidated Omnibus Budget Reconciliation Act. Employee also shall be entitled, to the same extent and at a level commensurate with the corporate officers of Atlas, to participate in any other benefit plans or arrangements of Atlas.

                3.10 Fringe Benefits. Employee also will be entitled to professional and personal use of a company vehicle initially

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blue-book valued at up to, or purchase price not to exceed, $40,000.00. Atlas will be responsible for all expenses related to the vehicle, including gross up to cover associated taxes, except for the costs of fuel. In the event Employee's employment terminates, with or without Cause, Employee shall, within three (3) days of the date of termination, return the company vehicle to Atlas together with all keys, owners manual(s) and maintenance records.

                3.11 Salary Review. Employee will receive a salary review in January, 2002.

                3.12 Future Benefit Increases. In the event that any other Senior Vice President of Atlas receives materially greater benefits in the areas described in Section 3.5, the profit sharing plan described in Section 3.6, the 401(k) plan described in Section 3.7, the Stock Purchase Plan described in
Section 3.8, the health insurance plan described in Section 3.9, any other future benefit plan or the fringe benefits described in Section 3.10, Atlas shall notify the Employee and shall discuss the difference between the Employee's benefits and such other Senior Vice President's benefits; provided, however, that Atlas shall not be under any obligation to increase Employee's benefits to the level of any other Senior Vice President of Atlas.

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4.      TERMINATION OF EMPLOYMENT PERIOD

                The Employment Period shall terminate under the following terms and conditions:

                4.1 At Will Arrangement. Atlas may terminate the Employment Period upon written notice to the Employee at any time and for any reason. Atlas and Employee expressly understand and agree that the employment relationship is at-will. Atlas is entitled to sever the employment relationship for any reason.

                4.2     Rights Following Termination.

                (a) If the Employment Period is terminated by Atlas for reasons other than Cause (including the giving of notice by Atlas pursuant to Section 1.2 hereof of Atlas' election not to extend the Employment Period) or if the Employment Period is terminated by the Employee for Good Reason, and subject to Employee's execution of a release upon terms and conditions acceptable to Atlas, Employee shall be entitled to receive an amount equal to the Base Annual Salary, payable on a lump sum basis on the date which is the next regular payroll date following the date of Employee's termination and an amount equal to the amount of the Mortgage Buy-down Payment which Employee would have been eligible to receive, but for the termination,

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over the next 12 month period payable within thirty (30) days of the date of
Employee's termination. In addition, if Employee's employment terminates for the reasons and subject to the condition contained in the preceding sentence, the Company shall continue to pay Employee's monthly health insurance premium payments for the 12 month period following the date of Employee's termination on the same basis as the Company would have made such payments had the Employee continued to be an employee of the Company during such 12 month period.

                (b) Upon the death or Permanent Disability of the Employee, the Employment Period shall terminate and the Employee's Base Annual Salary which is accrued but unpaid as of the date of such death or Permanent Disability shall be paid to the Employee or his personal representative.

                (c) If the Employment Period is terminated by Atlas for Cause or by the Employee for other than Good Reason (including the giving of notice by Employee pursuant to Section 1.2 hereof of Employee's election not to extend the Employment Period), the Employee shall be entitled to receive his Base Annual Salary which is accrued but unpaid as of the date of termination.

                4.3 Non-Competition Provision. Employee covenants and agrees that he will not, at any time, reveal, divulge or

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make known to any third party any confidential or proprietary records, data, trade secrets, pricing policies, strategy, rate structure, personnel policy, management methods, financial reports, methods or practice of obtaining or doing business, or any other confidential or proprietary information of Holdings, Atlas or any of their subsidiaries or affiliates (collectively, the "Atlas Companies" and each, an "Atlas Company") which is not in the public domain. In addition, Employee agrees that, at no time before three years after his termination of employment with Atlas, will he engage in any of the following activities directly or indirectly, for any reason, whether for his own account or for the account of any other person, firm, corporation or other organization:

                (a) solicit, employ or otherwise interfere with any of the Atlas Companies' contracts or relationships with any client, employee, officer, director or any independent contractor whether the person is employed by or associated with an Atlas Company on the date of this Agreement or at any time thereafter; or

                (b) solicit, accept or otherwise interfere with any of the Atlas Companies' contracts or relationships with any independent contractor, customer, client or supplier, or any person who is a bona fide prospective independent contractor, customer, client or supplier of an Atlas Company;

                (c) accept employment with, or give advice to, (i) any air cargo carrier, (ii) any air cargo division or affiliate of any other airline, or (iii) any company that leases cargo aircraft on an ACMI, wet lease, charter or dry lease basis.

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The parties agree and intend that breach of this non-competition clause shall subject Employee to the full measure of contract and equitable damages including punitive damages.

5.      CHOICE OF LAW

                This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws.

6.      SEVERABILITY AND ENFORCEABILITY

                It is expressly acknowledged and agreed that the covenants and provisions hereof are separable; that the enforceability of one covenant or provision shall in no event affect the full enforceability of any other covenant or provision herein. Further, it is agreed that, in the event any covenant or provision of this Agreement is found by any court of competent jurisdiction to be unenforceable, illegal or invalid, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement. Rather, the Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein. The invalidity or unenforceability of any provision of this

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Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

7.      MISCELLANEOUS

                7.1 No Mitigation. The amounts to be paid Employee are net to Employee, without any reduction or duty to mitigate, except for taxes, other governmental charges or amounts owed to Atlas by Employee and all payments to be made hereunder shall be net of all applicable income and employment taxes required to be withheld therefrom.

                7.2 Pro-Ration. In the event the Employment Period is terminated in the middle of any calendar month, the amount due for such month shall be pro-rated on a daily basis.

                7.3 No Waiver Except in Writing. No waiver or modification of this Agreement or any of the terms and conditions set forth herein shall be effective unless submitted to a writing duly executed by the parties.

                7.4 Successors and Assigns. This Agreement shall be binding on Atlas and any successor thereto, whether by reason of merger, consolidation or otherwise. The duties and obligations of Employee may not be assigned by Employee.

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                7.5     Confidentiality of Terms. Atlas and Employee each agree
that the terms and conditions of this Agreement are confidential and that they will not disclose the terms of this Agreement to any third parties, other than the Employee's spouse, their attorneys, auditors, accountants or as required by law or as may be necessary to enforce this Agreement.

                7.6 Full Understanding. Employee declares and represents that he has carefully read and fully understands the terms of this Agreement, has had the opportunity to obtain advice and assistance of counsel with respect thereto, and knowingly and of his own free will, without any duress, being fully informed and after due deliberation, voluntarily accepts the terms of this Agreement and represents that the execution, delivery and performance of this Agreement does not violate any agreement to which Employee is subject.

                7.7 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, and understandings between the parties with respect to the subject matter hereof.

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EMPLOYEE                                         ATLAS AIR, INC.


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